UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  March 17, 2017

GoGo Baby, Inc.
(Exact name of registrant as specified in charter)

Delaware	333-198772	90-0998139
(State or other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

200 East Campus View Blvd., Ste. 200, Columbus, Ohio	43235
(Address of Principal Executive Offices)	(Zip Code)

Registrant's telephone number, including area code: (305) 704-3294

5745 Kearny Villa Rd. #102, San Diego, CA 92123
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of Company under any of the following provisions:

☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐  Soliciting material pursuant to Rule 14a-12(b) under the Exchange Act (17 CFR 240.14a-12(b))

☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

As used in this Current Report on Form 8-K and unless otherwise indicated, the terms “the Company,” “Gogo Baby,” “we,” “us” and “our” refer to Gogo Baby, Inc.

Item 5.01

Change in Control of Registrant.

On March 17, 2017, Omega Commercial Finance Corp., a publicly-held Wyoming corporation (“Omega”), purchased a total of 35,550,000 “restricted” shares of the Company’s common stock (the “Control Share Sale”) from Malcolm Hargrave (35,000,000 shares), DTH International Corporation (500,000 shares) and Lisa Foster (50,000 shares) for aggregate consideration of $295,000.  The Control Share Sale was consummated in a private transaction pursuant to a common stock purchase agreement entered into between Omega and Mr. Hargrave, acting individually and on behalf of the other selling stockholders of Gogo Baby.  As a result of the completion of the Control Share Sale, a “Change in Control” of the Company took place.

Item 5.02

Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Contemporaneously with the closing of and about the Control Share Sale, Malcolm Hargrave resigned as Gogo Baby’s sole director and officer and Omega, as the new majority stockholder of the Company, elected the following persons to the offices set forth beside their respective names:

Name	Office

Timothy R. Fussell, Ph.D.	President and Chairman of the Board

Todd C. Buxton	Chief Executive Officer and Vice Chairman of the Board

Jon S Cummings IV	Executive Vice President and Director

Timothy R. Fussell, Ph.D., has served as Omega’s Executive Vice President of Corporate Business Affairs since July 2016.  Dr. Fussell, 53, has over thirty years’ experience as a financial strategist, working with both individuals and entities in the financial planning, capital raising and merger and acquisition spheres.  In 2012, Dr. Fussell founded Partners South Estate Planning, Inc., a Florida-based financial and estate planning firm and has served as its President since that time, building it into a nationally recognized firm in its field.  Since 2006, Dr. Fussell has also served as President of Fussell Insurance and Benefits, LLC, a Florida licensed insurance brokerage which he founded as an adjunct to his financial planning business.  For over 20 years prior thereto, Dr. Fussell was a principal of T.R. Fussell, Inc., a North-Carolina-based financial and estate planning firm.

Todd C. Buxton, has served as CEO for Omega Commercial Finance Corporation since April of 2015. Mr. Buxton, 48-years of age carries out initiatives to significantly improve the company's strategic operational execution and integration of new and existing subsidiaries with a goal to accelerate profitability, shareholder value and growth for the company. This includes planning the overall strategic business direction and facilitating creative development business models for the company specifically within the capacity of the company's M&A contractual negotiations and internal business contract facilitation for sales transactions, mergers and acquisitions, and capital markets growth strategies. Prior to serving as CEO for Omega Commercial Finance Corp, Mr. Buxton was the CEO from 2010-2015 for Bentley-Addison Capital Finance, which directly brokered and advised companies as an intermediary for commercial real estate financing opportunities. Mr. Buxton has a strong foundation in the commercial real estate construction management industry and real estate developer/contracting business as well as the information technology field going back to 1992. Overall Mr. Buxton has an entrepreneurial spirit and had owned and directed various successful business ventures in the past.

Jon S. Cummings IV has been the PRESIDENT, CFO and CHAIRMAN OF THE BOARD for Omega Commercial Finance Corporation for ten years.  Mr. Jon S. Cummings IV, 48 founded Omega Commercial Finance Corporation (OCFN) in 2007 and is the Majority Shareholder, CFO, President, and member of the OCFN board of directors. Mr. Cummings is responsible for OCFN’s direction, expansion and day-to-day operations including management of OCFN’s subsidiary companies such as “Omega Capital Street” among others. Mr. Cummings’ core competencies are international financing, commercial and residential real estate development, budgeting, and compliance. He has handled billions of dollars of real property and alternative asset based lending proposals and projects. Mr. Cummings graduated from Ohio University in 1994 with a B.S. dual major in pre-law & history.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: March 20, 2017	GOGO BABY, INC.

	By:	/s/Todd Buxton
Todd Buxton, Chief Executive Officer

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